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                                                                     EXHIBIT 4.1


                         SUPPLEMENTAL INDENTURE NO. 1

     SUPPLEMENTAL INDENTURE NO. 1, dated as of September 15, 1999 (this "First Supplemental Indenture"), by and between Allfirst Financial Inc., a Delaware corporation (the "Company") and successor by merger to First Maryland Bancorp, and Bankers Trust Company, a New York banking corporation, as trustee (the "Trustee").

                                 RECITALS
                                 --------

     1. The Trustee is the trustee under that certain Indenture, dated as of May 15, 1992 (the "Indenture"), between Trustee and First Maryland Bancorp ("First Maryland"), as issuer from time to time of subordinated debt securities. Under the Indenture, First Maryland issued $100,000,000 aggregate principal amount of 8.375% Subordinated Notes due May 15, 2002, $200,000,000 aggregate principal amount of 7.20% Subordinated Notes due July 1, 2007 and $100,000,000 aggregate principal amount of 6.875% Subordinated Notes due June 1, 2009 (collectively, the "Outstanding Notes").

     2. On September 15, 1999, First Maryland, a Maryland corporation, merged with and into the Company for the sole purpose of changing the state of incorporation of First Maryland from the State of Maryland to the State of Delaware.

     3. Pursuant to Section 8.1 of the Indenture, the Company now wishes expressly to assume all of First Maryland's obligations under the Indenture and the Outstanding Notes.

     NOW, THEREFORE, in consideration of the premises, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.  Certain Definitions; Interpretation; Recitals. A capitalized term used
         ---------------------------------------------
in this First Supplemental Indenture (including the above Recitals) without definition and defined in the Indenture shall have the meaning given it in the Indenture. All references in the Indenture to "this Indenture" or words of similar import, and the terms "hereby", "hereof", "hereunder", "herein" and any similar terms, as used in the Indenture, shall be deemed to refer to the Indenture as supplemented by this First Supplemental Indenture. The above Recitals are an integral part of this First Supplemental Indenture.

     2.  Assumption.  Pursuant to Section 8.1 of the Indenture, the Company
         ----------
hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Securities (which consist of the Outstanding Notes), and the
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exercise of every right and power under and the performance of every covenant of the Indenture on the part of First Maryland to be performed or observed, as fully and completely as if the Company had originally executed and delivered the Indenture to the Trustee and issued the Outstanding Notes.

     3.  Amendments.  From and after the date of this First Supplemental
         ----------
Indenture, all references in the Indenture and in the Outstanding Notes to "First Maryland Bancorp" or to "the Company" shall be references to Allfirst Financial Inc., a Delaware corporation and the successor by merger to First Maryland.

     4.  Representations, Warranties, Etc.  The Company represents and warrants
         --------------------------------
to and covenants with the Trustee as follows:

     (a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with the power and authority to own its assets and conduct its business as currently conducted, to enter into this First Supplemental Indenture and to perform every covenant and obligation to be performed by it under the Indenture and the Outstanding Notes.

     (b) First Maryland has been duly and validly merged into the Company, and the Company has succeeded to all of the rights, privileges, duties and responsibilities of First Maryland, under the laws of the States of Maryland and Delaware.

     (c) The execution, delivery and performance of this First Supplemental Indenture have been duly authorized by all necessary action on the part of the Company, and this First Supplemental Indenture represents the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (d) No Event of Default, and no event which with notice or lapse of time or both would constitute an event of Default, has happened and is continuing as a result of the merger of First Maryland into the Company or otherwise.

     5.  Other Agreements.  (a) Except as expressly supplemented or amended
         ----------------
hereby, all of the terms, provisions and conditions of the Indenture and the Outstanding Notes are ratified and confirmed and shall remain in full force and effect. This First Supplemental Indenture shall in no way operate as a novation, release or discharge of any of the obligations the Company under, or of any of the provisions of, the Indenture and the Outstanding Notes.

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     (b)  This Agreement does not, and shall not be deemed to, constitute a waiver of any past, present or future defaults by the Company under the Indenture or the Outstanding Notes, and the Trustee expressly reserves all rights and remedies available to it under the Indenture, the Outstanding Notes and under applicable law for the benefit of Holders from time to time.

     (c) This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     (d) Provided that each party executes a copy hereof, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first written above.

ATTEST:                         ALLFIRST FINANCIAL INC.


/s/ GREGORY K. THORESON         By: /s/ JEROME W. EVANS     (SEAL)
-----------------------             ------------------------
Gregory K. Thoreson                     Jerome W. Evans
Assistant Secretary                     Executive Vice President


                                BANKERS TRUST COMPANY


                                By: SUSAN JOHNSON           (SEAL)
-----------------------             ------------------------
Name:                               Name:  Susan Johnson
Title:                              Title: Assistant Vice President

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STATE OF MARYLAND)
CITY OF BALTIMORE)

     On September 14, 1999, before me personally appeared Jerome W. Evans, to me known or satisfactorily proven, who, being by me duly sworn, did depose and say: that he is an Executive Vice President of Allfirst Financial Inc., one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                ____________________________________
                                Notary Public
                                State of Maryland

                                My Commission Expires: _____________.


STATE OF NEW YORK)
COUNTY OF NEWS YORK)

     On September ___, 1999, before me personally appeared ________________, to me known or satisfactorily proven, who, being by me duly sworn, did depose and say: that he is a ___________ of Bankers Trust Company, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.

                                ____________________________________
                                Notary Public
                                State of New York

                                My Commission Expires: _____________

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